Exhibit 99

PALACE ENTERTAINMENT HOLDINGS, INC.

FOURTH QUARTER AND TWELVE MONTHS 2006 RESULTS AND EARNINGS CALL

Newport Beach, California, April 3, 2007— Palace Entertainment Holdings, Inc. (“Company”) and Festival Fun Parks, LLC (“FFP”), its wholly-owned subsidiary, one of the largest operators of water parks (“WPs”) and family entertainment centers (“FECs”) in the United States is delaying the filing of its Annual Report on Form 10-K.  This temporary delay is due to the fact that the Company discovered an accounting error in its previously issued third quarter 2006 Quarterly Report on Form 10-Q that requires an adjustment to the 2005 predecessor financial statements.  The error relates to an overstatement of non cash accretion of interest expense related to the predecessor Company’s redeemable securities, subsequently retired as of the date of the acquisition of FFP (“Acquisition”), and understatement of net income in the predecessor company’s financial results for the third quarter and nine months ending September 30, 2005.  This error does not affect the full year financial results for either 2006 or 2005.  Because of this temporary delay in issuing the Form 10-K the Company is including in this press release its unaudited Condensed Consolidated Statements of Operations for the three and twelve months ended December 31, 2006 and 2005, the Condensed Consolidated Statements of Cash Flows for the twelve months ended December 31, 2006 and 2005 and the Condensed Consolidated Balance Sheets as of December 31, 2006 and 2005 as well as related commentary.

As a result of the Acquisition, the Company’s unaudited Condensed Consolidated Statements of Operations for the period from January 1, 2006 through April 12, 2006 reflect the operations of the Company prior to the Acquisition.  However, for the purpose of comparing the predecessor -Acquisition and successor-Acquisition periods in 2006, we have combined the two periods in a separate column in the financial statements for the twelve month period presented below.

Total net revenues for the fourth quarter of 2006 were $18.2 million compared to $17.7 million in the fourth quarter of 2005. In the fourth quarter of 2005 the Destin water park received a hurricane reimbursement of $0.7 million. Excluding this reimbursement, revenues for 2006 increased $1.2 million over 2005 an increase of 7.1%.   The WP received $0.6 million more consignment revenue settlements in 2006 than in 2005.  The remainder of the increase was at the FECs which had increased revenues resulting from capital investments made earlier in the year, one-time expenses to improve park appearances and enhanced guest service levels.

Total operating costs and expenses increased to $28.8 million or 3.6% in 2006 from $27.8 million in 2005.

Cost of Revenue increased to $20.6 million or 3.0% in 2006 from $20.0 million in 2005.  Labor costs decreased 2.2% from $9.0 million in 2005 to $8.7 million in 2006.  A lower vacation accrual and lower payroll taxes in 2006 were partially offset by increased worker compensation expense and a higher field bonus accrual in 2006.  Cost of products sold increased slightly from $1.6 million in 2005 to $1.7 million in 2006.  This increase is primarily attributable to increased guest spending in 2006, a higher obsolescence reserve on retail merchandise and lower product volume rebates in 2006. Other operating expenses increased 9.4% from $5.3 million in 2005 to $5.8 million in 2006.  This increase was primarily attributable to an increased number of concert events at Silver Springs ($0.4 million), increased insurance costs ($0.4 million) offset by lower repair and maintenance costs ($0.3 million) and supply expenses ($0.1 million). Occupancy costs increased $0.2 million from $4.1 million in 2005 to $4.3 million in 2006 primarily as a result of rents at certain parks based on revenue performance.

Selling, general and administrative costs in 2006 of $ 4.3 million exceeded the $3.9 million in 2005 by $.4 million or 10.2%.  The recording of stock compensation expense ($0.2 million), unsuccessful acquisition expenses incurred in 2006 ($0.4 million), increases in professional fees of $0.5 million, of which $0.1 relates to costs associated with being a public company, $0.2 million in severance costs for  the former CEO and COO, and $0.1 million in higher salaries resulting from the post acquisition transition were primarily responsible for the increase.  In 2005, the company recorded $0.7 million of costs incurred for financing and other costs related to the sale process.

Total revenues for twelve months of 2006 totaled $163.2 million compared to $157.7 million for 2005, an increase of $5.5 million (3.5%). The increase in 2006 resulted from a 6% increase in per capita revenue and a 1% increase in attendance at our WPs and an overall revenue increase of approximately 2% at our FECs. The increase in WP revenue was achieved despite unfavorable weather conditions early in the season and at the east coast WPs during the last week of August through the Labor Day weekend.  The increase in WP attendance and per capita spending was attributable to the post acquisition initiatives to enhance our parks including the addition of new attractions at certain of our locations.  We believe the increase in our FEC revenue was primarily attributable to our continued focus on increasing guest satisfaction by improving service levels and overall park appearance.

Total operating expenses totaled $155.8 million in 2006 compared to $145.9 million in 2005, an increase of $9.9 million (6.8%).

Cost of revenue increased from $116.9 million to $109 million in 2005, an increase of $7.9 million or 7.2%.

•                  Cost of products sold increased $0.5 million (4.4%) in 2006 compared to 2005 primarily due to incremental food, beverage and merchandise sales relating to the increase in revenues. Food and beverage costs as a percentage of food and beverage revenues decreased from 30.0% to 28.8% primarily as a result of consolidating our food supplies on a national scale. This benefit was offset by a $0.1 million reduction in vendor volume rebates.  Cost of products sold as a percentage of revenues remained consistent at approximately 7.7% for 2006 and 2005.

•                  Salaries and benefits increased $2.2 million or 4.7% for the year ended 2006 compared to the same period in 2005 due primarily to increased man hours of hourly employees to service higher attendance levels and to strengthen customer service efforts at the WPs and FECs as well as rate increases.  In addition, our WP operations opened earlier in 2006 than in 2005 in order to be better prepared for the summer season.

•                  Insurance premiums increased $1.2 million of which $0.3 million relates to the representations and warranty coverage obtained in connection with the Acquisition and the remaining $0.9 million results primarily from pricing increases.

•                  Utility costs increased $1 million primarily due to rate increases as opposed to increases in energy usage.

•                  Supply costs increased $0.8 million due to the increased number of guests at the parks, certain one-time costs totaling $0.2 million to improve the parks’ show quality, expenses of $0.1 million to experiment with a cashless solution at two WPs and price increases particularly in fuel costs. Maintenance spending increased $0.3 million primarily due to one-time costs to improve the overall appearance of the parks and enhance the guest experience.

•                  Outside services and fees increased $0.6 million over 2005 and are primarily attributable to more concerts in 2006 at the Silver Springs nature park and increased security costs at the parks to improve customer safety.

•                  Credit card fees increased $0.2 million resulting from higher card usage over 2005.   In addition, the Seller incurred $0.1 million of one-time housing costs associated with the international hiring program.

•                  Rent and property taxes increased $0.6 million (2.8%) due primarily to scheduled increases in rent tied to inflation and individual park performance, $0.1 million of one-time real property taxes incurred by the Seller and $0.1 million in non-cash lease revaluation costs in connection with the Acquisition.

Selling, general and administrative expenses increased $2.4 million (12.3%) for the year ended December 31, 2006 compared to the year ended December 31, 2005.   The increase was primarily driven by the non-cash $0.9 million in stock compensation expense recorded in the period April 13 to December 31, a $0.5 million increase in management fees to our sponsors to $0.8 million, $0.8 million in increased salaries and $0.2 million in increased travel costs and $0.1 million in hiring costs associated with the corporate reorganization and transition following the Acquisition.  In addition, the Company incurred $0.3 million in costs attributable to being a public company and complying with SEC requirements and $0.5 million in other professional fees.   In 2006, the Company recorded $0.3 million in expenses related to unsuccessful acquisition opportunities and severance costs of $0.2 million for the former CEO and COO.  In 2005 the company recorded $1.3 million of costs for financing and other costs related to the sale process in 2005.  In addition, in 2005 the company recorded $0.6 million in corporate incentive bonuses compared with no corporate incentive bonuses in 2006.

“EBITDA” (1) for the three months ended December was ($6.8) million versus ($6.2) million in the same prior year period.  For the twelve months ended December 31, 2006, EBITDA was $24.8 million versus $29.5 million for the prior year.  EBITDA, which is defined as net income (loss) before interest, income taxes, depreciation and amortization, is not a presentation made in accordance with generally accepted accounting principals (“GAAP”) and should not be considered an alternative to, or more meaningful than, amounts presented in accordance with GAAP, including net income (loss), or net cash from operating activities.  However, the Company believes that EBITDA is a useful measure for assessing the performance of on-going activities, and that some investors may use such measures as supplemental information to evaluate the Company’s ability to generate cash.   In connection with the Company’s senior secured credit facility the lender permits certain non-cash, non-recurring and other one-time add-backs to EBITDA.  EBITDA, as calculated for purposes of the lender’s covenant compliance, was approximately $30 million for 2006.

For the quarter ended December 31, 2006 depreciation and amortization increased to $3.9 million from $3.8 million in 2005. This $0.1 million increase is attributable to higher depreciation and amortization as a result of increasing property and equipment and intangibles to fair market value in connection with the Acquisition and adjusting their economic lives in connection with the Acquisition. For the year depreciation and amortization totaled $17.4 million in 2006 compared to $17.7 million in 2005, a decrease of $0.3 million (1.7%).   Several large assets acquired in prior acquisitions were adjusted to fair market value with new useful lives as of the Acquisition date at values lower than their original costs which caused lower depreciation for the twelve months ended 2006 compared to 2005.  This decrease was partially offset by higher depreciation and amortization in 2006 as a result of increasing property and equipment and intangibles to fair market value and adjusting their economic useful lives in connection with the Acquisition.

Net interest expense for the fourth quarter of  2006 of $4.2 million decreased from the $5.5 million in 2005 as a result of lower debt levels and interest rates.  For the year, net interest expense totaled $19.3 million in 2006 compared to $22.9 million in 2005, a decrease of $3.6 million (15.7%).  The decrease in interest expense was primarily due to the lower debt levels and lower interest rates that resulted from the new capital structure implemented at the time of the Acquisition.

Income taxes for the fourth quarter 2006 were a credit of $6.8 million as a result of  losses from continuing operations before income taxes in the quarter of $14.9 million. For the year the Company recognized $2.7 million of income tax expense based upon income from continuing operations before income taxes in the post acquisition period of $6.3 million.

The net loss from continuing operations for the quarter was $8.1 million for 2006 and $15.5 million for 2005. The net loss from continuing operations for the twelve months was $14.6 million for 2006 and $11.1 million for 2005.

The Company’s Chief Executive Officer, Al Weber, commented: “We are very encouraged to see that the revenue benefits of one-time expenditures and capex investments, particularly at the FECs, are now being realized.  Our planned program to incur one-time costs at the parks to improve the physical appearances and the quality of the guest experience concluded during the third quarter and we are beginning to see more normalized operating costs in the fourth quarter and expect steady state cost levels for 2007.  We are confident this investment will continue to benefit our operating results at both the WPs and FECs well into 2007.  Strategic capex investments scheduled for 2007 should benefit both 2007 and beyond. Our corporate costs in 2006 were high due to the new management team hired after the Acquisition, higher professional fees, as well as costs associated with being a public company.  In February 2007, we restructured and reorganized the corporate group and reduced the size of full field personnel to simplify decision making and provide more accountability at the individual park level.  Excluding one-time costs associated with this reorganization of approximately $0.8 million, we expect to realize annual savings of approximately $ 1.2 million.  Overall, we remain both excited and confident about fully realizing the potential value in the Company’s existing portfolio and we will continue to explore expansion opportunities that will create both incremental value and complimentary scale.”

CONFERENCE CALL

In conjunction with this release, Palace Entertainment has scheduled a conference call, which will be held on Tuesday April 10, 2007 at 2:00 p.m. Eastern Time (11:00 a.m. Pacific).

What:  Palace Entertainment Earnings Conference Call

When:  Tuesday, April 10, 2007— 2:00 p.m. Eastern Time

How:   Live via phone — By dialing (800) 731-1404 ten minutes prior to the start time. Participants will be asked to give their names and company affiliations. The conference ID number is 21334187.

For those who cannot listen to the live call, a replay will be available through April 17, 2007, and may be accessed by calling (800) 633-8284 using Reservation #: 21334187.

CONTACTS:
Jim Burk
CFO

(949) 797-9719

(1) Non-GAAP Financial Measures

PALACE ENTERTAINMENT HOLDINGS, INC.

NON-GAAP RECONCILIATION OF EBITDA

($ in thousands)

	THREE MONTHS ENDED		YEAR END
	DECEMBER 31,		DECEMBER 31,
	2006	2005	2006	2005
Net Income (Loss)	$(8,056)	$(15,467)	$(14,591)	$(11,090)

Add back: Interest expense, net	4,222	5,530	19,267	22,862
Income tax expense	(6,819)	(73)	2,745	—
Depreciation and amortization	3,887	3,844	17,393	17,695

EBITDA	$(6,766)	$(6,166)	$24,814	$29,467

IMPORTANT CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release regarding the Company’s business that are not historical facts are forward-looking statements, including statements about our beliefs and expectations or any statement that may predict, forecast, indicate or imply future results, performance, achievements or events.  Forward-looking statements include, but are not limited to, statements generally preceded by, followed by or that include the words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “intend,” “project,” “targets,” “likely,” “would,” “could” or similar expressions.  These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, strategies, contingencies, financing plans, working capital needs, sources of liquidity, capital expenditures, amounts and timing of expenditures and contemplated transactions.

Forward-looking statements reflect the Company’s current expectations, and are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to these forward-looking statements include, among others, assumptions regarding demand for our WPs and FECs, expected pricing levels, the timing and cost of planned capital expenditures, the estimated operational costs for each of our WPs and FECs, expected outcomes of pending litigation, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond management’s ability to control or predict.

Investors should not place undue reliance on any forward-looking statements.  Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.  These forward-looking statements reflect the Company’s current views with respect to future events, and are based on assumptions and subject to risks and uncertainties that may cause actual financial results to differ from expectations, which, as a result, may adversely affect the Company’s financial results and the Company’s ability to make payments on the 10 7/8% Senior Notes.

PALACE ENTERTAINMENT HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (unaudited / in thousands)

FOR THE THREE MONTHS ENDED DECEMBER 31, 2006 AND 2005

	Successor	Predecessor
	For the Three months	For the Three months
	ended	ended
	December 31, 2006	December 31, 2005

REVENUES - Net	$18,167	$17,746

OPERATING COSTS AND EXPENSES
Cost of Revenue	20,631	20,006
Selling, general and administrative	4,315	3,908
Depreciation and amortization	3,887	3,844
Gain on disposal of assets	(13)	(2)

Total operating costs and expenses	28,820	27,756

OPERATING LOSS	(10,653)	(10,010)

OTHER EXPENSE
Interest expense - net	4,222	5,530

LOSS FROM CONTINUING OPERATIONS	(14,875)	(15,540)
BEFORE INCOME TAXES

INCOME TAX BENEFIT	(6,819)	(73)

NET LOSS	$(8,056)	$(15,467)

PALACE ENTERTAINMENT HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (unaudited / in thousands) FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Successor	Predecessor	Combined	Predecessor
	Post-Acquisition	Pre-Acquisition	Pre-Acquisition
	For The Period	For the Period	For The Year	For the Year
	April 13 to	January 1 to	Ended	Ended,
	December 31,	April 12,	December 31,	December 31,
	2006	2006	2006	2005

REVENUES - Net	$139,849	$23,397	$163,246	$157,659

OPERATING COSTS AND EXPENSES
Cost of Revenue	90,703	26,190	116,893	109,044
Selling, general and administrative	17,344	4,208	21,552	19,181
Depreciation and amortization	12,915	4,478	17,393	17,695
Impairment Losses	—	—	0	—
(Gain)/Loss on disposal of assets	(13)	—	(13)	(33)

Total operating costs and expenses	120,949	34,876	155,825	145,887

OPERATING INCOME (LOSS)	18,900	(11,479)	7,421	11,772

OTHER EXPENSE
Interest expense — net	12,593	6,674	19,267	22,862
Other expense	—	—	—	—

INCOME (LOSS) FROM CONTINUING OPERATIONS	6,307	(18,153)	(11,846)	(11,090)
BEFORE INCOME TAXES

INCOME TAX PROVISION	2,745	—	2,745

INCOME (LOSS) FROM CONTINUING OPERATIONS	3,562	(18,153)	(14,591)	(11,090)

INCOME (LOSS) FROM DISCONTINUING OPERATIONS
Loss on sale and impairment of assets, net of taxes	—	—	—	—
Income from discontinued operations, net of taxes	—	—	—	—
TOTAL INCOME (LOSS) FROM DISCONTINUED	—	—	—	—
OPERATIONS

NET INCOME (LOSS)	$3,562	$(18,153)	$(14,591)	$(11,090)

PALACE ENTERTAINMENT HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2006 AND 2005 (unaudited / in thousands, except for share amounts)

	Successor	Predecessor
	Post-Acquisition	Pre-Acquisition
	2006	2005
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$2,090	$5,240
Inventories	2,124	3,295
Prepaid expenses and other current assets	5,316	3,901
Deferred income taxes	1,171	—

Total current assets	10,701	12,436

PROPERTY AND EQUIPMENT — NET	114,150	112,388

GOODWILL	86,504	37,471

OTHER INTANGIBLE ASSETS — NET	19,032	—

OTHER ASSETS — NET	7,307	3,368

TOTAL	$237,694	$165,663

	Successor	Predecessor
	Post-Acquisition	Pre-Acquisition
	2006	2005

LIABILITIES AND SHAREHOLDER’S EQUITY
OR MEMBER’S INTEREST

CURRENT LIABILITIES
Accounts payable	$1,791	$2,705
Accrued interest	3,518	610
Accrued wages and payroll taxes	2,513	2,485
Other accrued liabilities	10,170	7,155
Unearned revenue	1,323	1,343
Current portion of long-term debt	848	7,870

Total current liabilities	20,163	22,168

LONG-TERM DEBT — LESS CURRENT PORTION	150,008	157,374
DEFERRED INCOME TAXES	2,032	—
OTHER LONG TERM LIABILITIES	7,296	3,260

Total Liabilities	179,499	182,802

COMMITMENTS AND CONTINGENCIES

SHAREHOLDER’S EQUITY
Common Stock, $.01 stated value, 1000 shares authorized,
100 shares issued and outstanding
Additional Paid-in Capital	54,633
Retained Earnings	3,562
Total Shareholder’s equity	58,195

MEMBER’S INTEREST		(17,139)

TOTAL	$237,694	$165,663

PALACE ENTERTAINMENT HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE PERIOD FROM APRIL 13, 2006 THROUGH DECEMBER 31, 2006, FROM JANUARY 1, 2006 THROUGH APRIL 12, 2006, AND FOR THE YEAR ENDED DECEMBER 31, 2005.

(unaudited / in thousands)

	Successor	Predecessor	Combined	Predecessor
	Post-Acquisition	Pre-Acquisition	For the Year	Pre-Acquisition
	For the Period	For the Period	Ended	For the Year
	April 13 to	January 1 to	December 31,	Ended, December
	December 31, 2006	April 12, 2006	2006	31, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (loss)	$3,562	$(18,153)	$(14,591)	$(11,090)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	12,915	4,478	17,393	17,695
Impairment loss on disposition
Gain on disposal of assets	(13)		(13)	(33)
Amortization of deferred financing costs and discount accretion	557	796	1,353	2,745
Financed interest payments		3,515	3,515	2,514
Share based compensation	873		873
Deferred rent expense	248	36	284	314
Deferred income taxes	861		861

Changes in net operating assets and liabilities:
Inventories	64	(214)	(150)	(89)
Prepaid expenses and other current assets	(307)	1,105	798	442
Other assets	(1,184)	8	(1,176)	(51)
Accounts payable	(2,747)	1,160	(1,587)	(780)
Accrued interest	3,432	436	3,868	85
Accrued wages and payroll taxes	194	(167)	27	1,277
Other accrued liabilities	1,904	(1,347)	557	(612)
Unearned revenue	(14)	(6)	(20)	107
Other long-term liabilities	0	22	22

Net cash provided (used) by operating activities	20,345	(8,331)	12,014	12,524

CASH FLOWS FROM INVESTING ACTIVITIES:

Payment for acquisition of FFP, net	(37,599)		(37,599)
Purchases of property and equipment	(7,701)	(3,951)	(11,652)	(9,216)
Proceeds from disposal of assets				348

Net cash used in investing activities	(45,300)	(3,951)	(49,251)	(8,868)

PALACE ENTERTAINMENT HOLDINGS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor	Predecessor	Combined	Predecessor
				Pre-Acquisition
	Post-Acquisition	Pre-Acquisition	For the Year	For the Year
	For the Period	For the Period	Ended,	Ended,
	April 13 to	January 1 to	December 31,	December 31,
	December 31, 2006	April 12, 2006	2006	2005

CASH FLOWS FROM FINANCING ACTIVITIES:

Issuance of common stock	54,260		54,260
Return of capital	(500)		(500)
Proceeds from issuance of long-term debt	163,500	13,100	176,600	33,850
Payments on long-term debt	(189,095)	(767)	(189,862)	(33,471)
Payment for cost of financing	(5,575)		(5,575)	(176)
Payments on capital leases	(661)	(118)	(779)	(872)
Distributions to member		(57)	(57)	(94)

Net cash provided (used) by financing activities	21,929	12,158	34,087	(763)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(3,026)	(124)	(3,150)	2,893

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	5,116	5,240	5,240	2,347

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,090	$5,116	$2,090	$5,240